Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of Alliance Entertainment Holding Corporation
Unaudited Condensed Consolidated Financial Statements of Operations for the three and six months ended December 31, 2022 and 2021	F-2
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2022 and June 30, 2022	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three and six months ended December 31, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flow for the six months ended December 31, 2022 and 2021	F-8

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
($ in thousands except share amount)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Revenues	$445,162	$538,445	$683,862	$831,646
Cost of Revenues (excluding depreciation and amortization)	424,265	465,407	637,495	717,889
Operating Expenses
Distribution and Fulfillment Expense	20,365	19,947	35,230	33,207
Selling, General and Administrative Expense	15,044	15,831	29,777	29,610
Depreciation and Amortization	1,529	2,064	3,166	4,373
Transaction Costs	367	34	1,007	(282)
IC DISC Commissions	1,444	2,767	2,833	6,263
Loss on Disposal of Fixed Assets	(3)	—	(3)	—
Total Operating Expenses	38,746	40,643	72,010	73,171
Operating (Loss) Income	(17,849)	32,395	(25,643)	40,586
Other Expenses
Interest Expense, Net	3,544	1,008	5,898	1,736
Total Other Expenses	3,544	1,008	5,898	1,736
(Loss) Income Before Income Tax (Benefit) Expense	(21,393)	31,387	(31,541)	38,850
Income Tax (Benefit) Expense	(5,878)	7,533	(8,516)	9,324
Net (Loss) Income	(15,515)	23,854	(23,025)	29,526
Net (Loss) Income per Share – Basic and Diluted	$(17.24)	$26.50	$(25.58)	$32.81
Shares Used in Computing Net (Loss) Income per Share	900	900	900	900

The accompanying notes are an integral part of these condensed consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	December 31, 2022	June 30, 2022
Assets
Current Assets
Cash and Cash Equivalents	$1,374	$1,469
Trade Receivables, Net	170,851	98,699
Related Party Receivable	—	245
Inventory, Net	175,322	249,439
Other Current Assets	9,431	9,128
Total Current Assets	356,978	358,980
Property and Equipment, Net	10,732	3,284
Operating Lease Right-Of-Use Assets	6,612	8,360
Goodwill	87,151	79,903
Intangibles, Net	25,768	18,764
Other Long-Term Assets	305	3,748
Deferred Tax Asset, Net	3,409	—
Total Assets	$490,955	$473,039
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$193,801	$198,187
Accrued Expenses	12,418	11,573
Current Portion of Operating Lease Obligations	3,456	4,453
Revolving Credit Facility, Net	176,615	135,968
Debt, Current	8,252	—
Income Taxes Payable	—	418
Total Current Liabilities	394,542	350,599
Debt, Non-Current	—	3,377
Operating Lease Obligations, Non-Current	3,918	4,864
Deferred Tax Liability	—	5,271
Total Liabilities	398,460	364,111
Commitments and Contingencies (Note 12)
Stockholders’ Equity
Common Stock: No Par Value, Authorized 1000 shares Issued 957 Shares, Outstanding 900 Shares as of December 31, 2022, and June 30, 2022
Paid In Capital	46,592	40,000
Treasury Stock, 57 Shares Carried at Cost	(2,674)	(2,674)
Accumulated Other Comprehensive Loss	(66)	(66)
Retained Earnings	48,643	71,668
Total Stockholders’ Equity	92,495	108,928
Total Liabilities and Stockholders’ Equity	$490,955	$473,039

The accompanying notes are an integral part of these condensed consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

SIX MONTHS ENDED DECEMBER 31, 2022 (UNAUDITED)

	Common			Accumulated
	Stock		Cost of	Other
	Shares	Paid In	Treasury	Comprehensive	Retained
($ in thousands)	Issued	Capital	Stock	Loss	Earnings	Total
Balances at June 30, 2022	900	$40,000	$(2,674)	$(66)	$71,668	$108,928
Capital Contribution	—	6,592	—	—	—	6,592
Net Loss	—	—	—	—	(23,025)	(23,025)
Balances at December 31, 2022	900	$46,592	$(2,674)	$(66)	$48,643	$92,495

The accompanying notes are an integral part of these condensed consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

SIX MONTHS ENDED DECEMBER 31, 2021 (UNAUDITED)

	Common			Accumulated
	Stock		Cost of	Other
	Shares	Paid In	Treasury	Comprehensive	Retained
($ in thousands)	Issued	Capital	Stock	Loss	Earnings	Total
Balances at June 30, 2021	900	$40,000	$(2,674)	$(73)	$43,049	$80,302
Net Income	—	—	—	—	29,526	29,526
Balances at December 31, 2021	900	$40,000	$(2,674)	$(73)	$72,575	$109,828

The accompanying notes are an integral part of these condensed consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE MONTHS ENDED DECEMBER 31, 2022 (UNAUDITED)

				Accumulated
			Cost of	Other
	Common Stock	Paid In	Treasury	Comprehensive	Retained
($ in thousands)	Shares Issued	Capital	Stock	Loss	Earnings	Total
Balances at September 30, 2022	900	$40,000	$(2,674)	$(66)	$64,158	101,418
Capital Contribution		$6,592				6,592
Net Income	—	—	—	—	(15,515)	(15,515)
Balances at December 31, 2022	900	$46,592	$(2,674)	$(66)	$48,643	$92,495

The accompanying notes are an integral part of these condensed consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE MONTHS ENDED DECEMBER 31, 2021 (UNAUDITED)

				Accumulated
			Cost of	Other
	Common Stock	Paid In	Treasury	Comprehensive	Retained
($ in thousands)	Shares Issued	Capital	Stock	Loss	Earnings	Total
Balances at September 30, 2021	900	$40,000	$(2,674)	$(73)	$48,721	$85,974
Net Income	—	—	—	—	23,854	23,854
Balances at December 31, 2021	900	$40,000	$(2,674)	$(73)	$72,575	$109,828

The accompanying notes are an integral part of these condensed consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended	Six Months Ended
($ in thousands)	December 31, 2022	December 31, 2021
Cash Flows from Operating Activities:
Net (Loss) Income	$(23,025)	$29,526
Adjustments to Reconcile Net (Loss) Income to Net Cash Used In Operating Activities:
Inventory write-down	10,800	—
Depreciation of Property and Equipment	1,138	1,792
Amortization of Intangible Assets	2,028	2,581
Amortization of Deferred Financing Costs (Included in Interest)	83	—
Bad Debt Expense	330	(15)
Gain on Disposal of Fixed Assets	(3)	—
Changes in Assets and Liabilities, Net of Acquisitions
Trade Receivables	(69,193)	(66,510)
Related Party Receivable	245	521
Inventory	68,547	(74,022)
Income Taxes Payable\Receivable	(9,098)	311
Operating Lease Right-Of-Use Assets	1,748	2,075
Operating Lease Obligations	(1,943)	(2,760)
Other Assets	(5,424)	(3,895)
Accounts Payable	(28,981)	42,293
Accrued Expenses	12,088	2,497
Net Cash Used in Operating Activities	(40,660)	65,606
Cash Flows from Investing Activities:
Cash Received for Business Acquisitions, Net of Cash Acquired	1	1
Net Cash Provided by Investing Activities	1	1
Cash Flows from Financing Activities:
Payments on Seller Notes	—	(3,750)
Payments on Revolving Credit Facility	(580,484)	(727,325)
Borrowings on Revolving Credit Facility	621,048	791,446
Capital Contribution	—	3,000
Net Cash Provided by Financing Activities	40,564	63,371
Net Decrease in Cash and Cash Equivalents	(95)	(2,234)
Cash, Beginning of the Period	1,469	4,028
Cash, End of the Period	$1,374	$1,794
Supplemental disclosure for Cash Flow Information
Cash Paid for Interest	$5,898	$1,736
Cash Paid for Income Taxes	$586	$8,937
Supplemental Disclosure for Non-Cash Investing and Financing Activities
Fixed Asset Financed with Debt	$8,252	$—
Capital Contribution (Note 13)	$6,592	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Organization and Principal Business Activity

Alliance Entertainment Holding Corporation (the “Company” or “Alliance”) was formed on August 9, 2010. The Company provides full-service distribution of pre-recorded music, video movies, video games and related accessories, and merchandising to retailers and other independent customers primarily in the United States. It provides product and commerce solutions to “brick-and-mortar”, e-commerce retailers, and consumer direct websites, while maintaining trading relationships with manufacturers of pre-recorded music, video movies, video games and related accessories. The Company also provides third party logistics (3PL) products and services to customers.

On February 10, 2023, Alliance, Adara Acquisition Corp. (“Adara”) and a Merger Sub consummated the closing of the transactions contemplated by a Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, a business combination of Alliance and Adara was affected by the merger of Merger Sub with and into Alliance (the “Merger”), with Alliance surviving the Merger as a wholly-owned subsidiary of Adara Following the consummation of the Merger on the closing date of the Business Combination, Adara changed its name from Adara Acquisition Corp. to Alliance Entertainment Holding Corporation).

On July 1, 2022 the company added Think3Fold LTD. to its portfolio. Previously on September 30, 2020, the Company added COKeM International LTD to its portfolio. Consolidated financial statements are presented for Alliance Entertainment Holding Corporation and business operations are conducted through seven subsidiaries. The Company’s corporate offices are headquartered in Sunrise, FL, with primary warehouse facilities located in Shepherdsville, KY and Shakopee, MN.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company. All material intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. Accordingly, the accompanying unaudited condensed consolidated financial statements do not include certain information and footnotes required by GAAP for complete financial statements. However, in management’s opinion, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals and adjustments) which are necessary in order to state fairly the Company’s results of operations, financial position, stockholders’ equity and cash flows as of and for the periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any other future period. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes, including the Summary of Significant Accounting Policies, included elsewhere in this Registration Statement for the fiscal year ended June 30, 2022. The June 30, 2022, balance sheet information contained herein was derived from the Company’s audited consolidated financial statements as of that date included elsewhere in this Registration Statement for the fiscal year ended June 30, 2022.

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The estimates and assumptions made may not prove to be correct, and actual results could differ from the estimates.

Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

Note 1: Organization and Principal Business Activity (continued)

Pursuant to the requirements of the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the financial statements are issued. When substantial doubt about the Company’s ability to continue as a going concern exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates the substantial doubt. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Our principal source of liquidity is our borrowing capacity under the revolving credit facility (the ‘‘Revolver’’) with Bank of America, which matures less than one year from the balance sheet date, and cash generated from operations. For the six-month period ended December 31, 2022, the Company has suffered losses from operations, experienced negative cash generated from operations, has a working capital deficit, and has failed certain financial covenants of the Revolver. Management is in active discussions with lenders to renew the Revolver prior to its maturity on September 29, 2023. These conditions raise substantial doubt regarding our ability to continue as a going concern for a period of at least one year from the date of issuance of these unaudited condensed consolidated financial statements. As described in Note 17, the Revolver should have been classified as a current liability as of September 30, 2022. Since these conditions that raised substantial doubt about our ability to continue as a going concern at December 31, 2022 were also present at September 30, 2022, the Company should have disclosed there is substantial doubt about the Company’s ability to continue as a going concern in the September 30, 2022 unaudited condensed consolidated financial statements. Mitigation efforts include cost reduction, process efficiencies, and execution of growth and diversification strategies. If we are unable to get an extension of our revolver and implement our mitigation efforts, we may need to alter our operations including ceasing some functions.

Note 2: Summary of Significant Accounting Policies

There have been no material changes to the Company’s significant accounting policies from those described in Note 1 to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2022.

Note 3: Trade Receivables, Net

Trade Receivables, Net consists of the following at:

($ in thousands)	December 31, 2022	June 30, 2022
Trade Receivables	$175,861	$101,064
Less:
Allowances for Doubtful Accounts	(311)	(557)
Sales Returns Reserve, Net	(3,100)	(1,898)
Customer Rebate and Discount Reserve	(1,599)	90
Total Allowances	(5,010)	(2,366)
Trade Receivables, Net	$170,851	$98,699

Note 3: Trade Receivables, Net (continued)

Concentration of Credit Risk

Concentration of Credit Risk consists of the following at:

Revenue

	Six Months Ended	Six Months Ended
($ in thousands)	December 31, 2022	December 31, 2021
Customer #1	19.3%	24.2%

Receivables Balance

($ in thousands)	December 31, 2022	June 30, 2022
Customer #1	14.2%	21.4%
Customer #2	13.6%	*
Customer #3	10.2%	14.2%

*	Less than 10%

Note 4: Inventory, Net

The Company completed an evaluation of the net realizable value of our inventory at December 31, 2022. As a result of this evaluation, the Company recorded a $7.1 million write down of our gaming inventory to reflect it at its net realizable value.

Inventory, Net (all finished goods) consists of the following at:

($ in thousands)	December 31, 2022	June 30, 2022
Inventory	$186,895	$255,236
Less: Reserves	(11,573)	(5,797)
Inventory, Net	$175,322	$249,439

Note 5: Other Current and Long-Term Assets

Other Current and Long-Term Assets consists of the following at:

($ in thousands)	December 31, 2022	June 30, 2022
Other Assets – Current
Prepaid Intellectual Property	$2,197	$2,443
Prepaid Insurance	639	431
Prepaid Acquisitions	2,865	2,243
Prepaid Freight	325	216
Prepaid Manufacturing Components	28	79
Prepaid Rent	886	—
Prepaid Maintenance	825	885
Prepaid Shipping Supplies	1,666	2,831
Total Other Assets – Current	$9,431	$9,128
Other Long-Term Assets
Deposits	$305	$3,748
Total Other Long-Term Assets	$305	$3,748

Note 6: Property and Equipment, Net

Property and Equipment, Net consists of the following at:

($ in thousands)	December 31, 2022	June 30, 2022
Property and Equipment
Leasehold Improvements	$1,680	$1,680
Machinery and Equipment	25,430	19,440
Furniture and Fixtures	1,749	3,530
Capitalized Software	10,508	11,451
Equipment Under Capital Leases	12,488	12,917
Computer Equipment	1,626	2,662
Construction in Progress	489	154
	53,970	51,834
Less: Accumulated Depreciation and Amortization	(43,238)	(48,550)
Total Property and Equipment, Net	10,732	$3,284

Depreciation and Amortization Expense for the three months ended December 31, 2022, and 2021, was $0.5 million and $0.8 million respectively and six months ended December 31, 2022, and 2021 was $1.1 million and $1.8 million, respectively.

Note 7: Goodwill and Intangibles, Net

($ in thousands)	December 31, 2022	June 30, 2022
Goodwill:	$79,903	$79,903
Additions to Goodwill	7,248	—
Goodwill, Net	$87,151	$79,903

Intangibles, Net consists of the following at:

($ in thousands)	December 31, 2022	June 30, 2022
Intangibles:
Customer Relationships	$78,000	$78,000
Trade Name - Alliance	5,200	5,200
Covenant Not to Compete	10	10
Mecca Customer Relationships	8,023	8,023
Customer List	18,792	9,760
Total	$110,025	$100,993
Accumulated Amortization	(84,257)	(82,229)
Intangibles, Net	$25,768	$18,764

During the three months ended December 31, 2022, and 2021 the company recorded amortization expense of $1.0 million and $1.3 million, respectively and during the six months ended December 31, 2022, and 2021, amortization expense of $2.0 million and $2.6 million, respectively.

Note 7: Goodwill and Intangibles, Net (continued)

Expected amortization over the next five years and thereafter, at December 31, 2022, is as follows:

($ in thousands)	Intangible Assets
Year Ended June 30
2023	$2,781
2024	4,223
2025	3,651
2026	3,339
2027	3,289
Thereafter	8,485
Total Expected Amortization	$25,768

Note 8: Accrued Expenses

Accrued Expenses consists of the following at:

($ in thousands)	December 31, 2022	June 30, 2022
Marketing Funds Accruals	$2,768	$2,738
Payroll and Payroll Tax Accruals	2,802	3,904
Accruals for Other Expenses	6,848	4,931
Total Accrued Expenses	$12,418	$11,573

Note 9: Lines of Credit and Long-Term Obligation

Line of Credit

The Company executed an amendment to its Credit Facility with Bank of America on January 24, 2022, (retroactive to January 1, 2022), to transition the interest rate benchmark from Libor to a Secured Overnight Financing Rate (SOFR). The effective interest rate on the revolver using SOFR for the six months ended December 31, 2022, was 4.76% (SOFR plus a spread of 2.11%). The effective interest rate for the six months ended December 31, 2021, was 2.34% (Libor rate plus 2%). All assets (with certain capitalized lease exceptions) and interest in assets of the Company are pledged as collateral under the Credit Facility.

The Credit Facility matures on September 29, 2023, with a variable annual interest rate equal to the higher of the Prime rate, Federal Funds rate plus .5% or Bank of America Libor rate plus 2%, up to January 1, 2022, and SOFR plus a spread of 2.11% going forward. On June 30, 2022, the Credit Facility with Bank of America was increased from $175 million to $225 million.

The Credit Facility contains certain financial covenants with which the Company is required to comply. Failure to comply with the financial covenants contained in the Credit Facility could result in an event of default. An event of default, if not cured or waived, would permit acceleration of any outstanding indebtedness under the Credit Facility. The Company obtained a waiver for non-compliance with one non-financial covenant related to its delivery of the monthly unaudited financial statements and compliance certificates for the periods pertaining to June 30, 2022, July 31, 2022, and August 31, 2022. These non-compliances resulted in events of default under the Revolving Credit Facility and accordingly, the Credit Facility was classified as a current liability as of June 30, 2022.

The Company failed to meet the Fixed Charge Coverage Ratio covenant requirement as of November 30, 2022, December 31, 2022, and January 31, 2023. The Company is in negotiations with its lender to obtain a waiver for non-compliance. We cannot provide any assurance that our lender will provide us with a waiver for the current event of default related to the non-compliance with the Fixed Charge Coverage Ratio, or any future instances of non-compliance. The Company has other debt in the amount of $8,252 that includes cross-default provisions with other debt. Accordingly, this debt is recorded as a current liability as of December 31, 2022, due to the Credit Facility being in default. The failure to maintain compliance with covenant requirements if not waived by our lender causes the outstanding borrowings to be in default and payable on demand which would have a material adverse effect on us and our ability to continue as a going concern.

Note 9: Lines of Credit and Long-Term Obligation (continued)

Availability under the Credit Facility is limited by the Company’s borrowing base calculation, as defined in the Credit Agreement. In addition, there is a commitment fee of 0.25% for unused credit line with fees for the six months ended December 31, 2022, and 2021 of $60 thousand and $95 thousand, respectively. Availability as of December 31, 2022, was $48.3 million with an outstanding revolver balance of $176.7 million. Because of the event of default, the lenders are under no obligation to fund any loan, arrange for the issuance of any letter of credit, or grant any other accommodation to or for the benefit of the Company. Availability as of June 30, 2022, was $48 million with an outstanding revolver balance of $136 million.

Revolver Balance consists of the following at:

($ in thousands)	December 31, 2022	June 30, 2022
Bank of America Revolving Credit Agreement	$176,740	$136,176
Less: Deferred Finance Costs	(125)	(208)
Revolving Credit, Net	$176,615	$135,968

Note 10: Employee Benefits

Company Health Plans

The Company sponsors the Alliance Health & Benefits Plan (AHBP) consisting of the following plans: self-insured medical (PPO and HDHP), dental (PPO and HMO), vision, life Insurance, short & long-term disability. The medical insurance is self-insured to a maximum company exposure of $200 thousand per individual occurrence, at which time a stop loss policy covers the balance of covered claims. The Company contributes various percentages to different levels of premium coverage. As of December 31, 2022, the Company fully accrued for estimated run out exposure on a mature claim basis, as provided and calculated by our plan administrator.

The Dental insurance HMO is self-insured to a maximum per individual procedure based on a published schedule which measures exposure. The PPO policy is fully insured. The Company contributes various percentages to different levels of premium coverage. As of December 31, 2022, the Company was fully accrued for estimated run out exposure on a mature claim basis, as provided and calculated by the plan administrator. The vision plan, life insurance plan, and short and long-term disability plans are fully insured, sponsored by the Company and premiums are paid by the employer and employee based on various Board approved schedules. At December 31, 2022 and June 30, 2022, the accrued estimated run out exposure totaled approximately $218 thousand and $234 thousand, respectively, for the medical and dental insurance plans. Accrued estimated runout exposure is included in accrued expenses on the consolidated balance sheets.

401(k) Plan

The Company has the Alliance Entertainment 401(k) Plan (401(k) Plan) covering all eligible employees of the Company. All employees over the age of 18 are eligible to participate in the Plan at the beginning of the month following date of hire. The Plan has automatic deferral at the beginning of the month following date of hire. Employees are automatically enrolled in the Plan with a 3% contribution; however, they have the option to increase/decrease their deferrals or opt out of the Plan at any time. The Company currently offers a match contribution of $.50 of every dollar up to 4% of contribution percentage. The Company conducts a retirement plan review on an annual basis.

Note 11: Income Taxes

The effective tax rate was 27% for the six months ended December 31,2022, compared to 26% for the same periods of 2021. State tax rates vary among states and average approximately 6.0% although some state rates are higher, and a small number of states do not impose an income tax.

Note 11: Income Taxes (continued)

For the six months ended December 31, 2022, and 2021, the difference between the Company’s effective tax rate and the federal statutory rate primarily resulted from state income taxes.

Note 12: Commitments and Contingencies

Commitments

The Company enters into various agreements with suppliers for the products it distributes. The Company had no long-term purchase commitments or arrangements with its suppliers as of December 31, 2022, and June 30, 2022.

Litigation, Claims and Assessments

We are exposed to claims, litigation and/or cyber-attacks of varying degrees arising in the ordinary course of business and use various methods to resolve these matters. When a loss is probable, we record an accrual based on the reasonably estimable loss or range of loss. When no point of loss is more likely than another, we record the lowest amount in the estimated range of loss and, if material, disclose the estimated range of loss. We do not record liabilities for reasonably possible loss contingencies but do disclose a range of reasonably possible losses if they are material and we are able to estimate such a range. If we cannot provide a range of reasonably possible losses, we explain the factors that prevent us from determining such a range. Historically, adjustments to our estimates have not been material. We believe the recorded reserves in our consolidated financial statements are adequate in light of the probable and estimable liabilities. We do not believe that any of these identified claims or litigation will be material to our results of operations, cash flows, or financial condition.

Note 13: Related Party Transactions

Interest-Charge Domestic International Sales Corporation (“IC-DISC”)

The Company has an affiliate, My Worldwide Market Place, Inc. which is an IC-DISC and was established February 12, 2013. The IC-DISC is owned by the Company Stockholders. Effective December 31, 2022, IC-DISC was discontinued as a result there will be no future accruals or commissions paid out.

The IC-DISC is organized to manage sales to certain qualified customers and receive commissions from the Company for this activity. The commissions expenses were $1.4 million and $2.8 million for the three months ended December 31, 2022 and 2021, and $2.8 million and $6.3 million for the six months ended December 31, 2022, and 2021 respectively. The commission is determined under formulas and rules defined in the law and regulations of the US tax code, and under these regulations, the commission is deductible by the Company and results in a specified profit to the IC-DISC. This net profit is not subject to federal income tax. The IC-DISC distributes the profit to its stockholders, who are taxed on the income as a dividend. The owners of the IC-DISC elected to forgive the commissions earned for the twelve months ended December 31, 2022. The forgiveness of $6.6 million was recorded as a deemed capital contribution by the Company Stockholders.

Captive Insurance Policies

Bruce Ogilvie, Executive Chairman and a principal stockholder of Alliance, and Jeff Walker, Chief executive Office, a director, and a principal stockholder of Alliance, established two insurance companies; Guard Yourself Insurance Company, Ltd. and Super O Insurance Company, Ltd., replaced effective April 1, 2018, with the current new insurance companies, Airlie Protection Ins. Co., Inc. and Protection for You Ins. Co., Inc. These insurance companies additionally insure the general assets, liabilities and claims of Alliance through March 30, 2022, and were not renewed for future periods. Premium payments are allowed based on the Loan Agreement dated February 21, 2017. The Company is not a guarantor and does not have exposure in the event of a loss.

Note 13: Related Party Transactions (continued)

Total captive policy expense for the three months December 31, 2022 and 2021, were $0.0 million and $0.54 million respectively and for the six months ended December 31, 2022, and December 31, 2021, were $0.0 and $1.09 million respectively, which are included in related party receivables on the consolidated balance sheets. Captive Claims receivables for six months ended December 31, 2022, and December 31, 2021, was $0.0 and $0.9 million respectively.

Other Related Party Transactions

During the three months December 31, 2022 and 2021, and the six-month periods ended December 31, 2022, and 2021, the Company had sales to a related party company owned by the Company’s shareholders of $1.6 million, 2.6 million, $2.3 million, and $4.8 million, respectively. Also, during the same periods, the Company had costs incurred with another related party company in the amount of $3.5 million, $6.7 million, $5.4 million and $7.8 million, respectively.

Note 14: Leases

The Company leases office and warehouse, computer equipment and vehicles. Certain operating leases may contain one or more options to renew. The renewal terms can extend the lease term from one to 13 years. The exercise of lease renewal options is at the Company’s sole discretion. Renewal option periods are included in the measurement of the Right of Use (ROU) asset and lease liability when the exercise is reasonably certain to occur.

The depreciable lives of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Payments due under the lease contracts include fixed payments plus, may include variable payments. The Company’s office space leases require it to make variable payments for the Company’s proportionate share of the building’s property taxes, insurance, and common area maintenance. These variable lease payments are not included in lease payments used to determine the lease liability and are recognized as variable costs when incurred. Fixed payments may contain predetermined fixed rent escalations.

Operating leases are included in the following asset and liability accounts on the Company’s Balance Sheet: Operating Lease Right-of-Use Assets, Current Portion of Operating Lease Obligations, and Noncurrent Operating Lease Obligations. ROU assets and liabilities arising from finance leases are included in the following asset and liability accounts on the Company’s Consolidated Balance Sheet: Property & Equipment - Net, Current Portion of Finance Lease Obligation, and Noncurrent Finance Lease Obligations.

Note 14: Leases (continued)

Components of lease expense were as follows for the three and six months ended December 31, 2022, and December 31, 2021:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Lease Cost
Finance Lease Cost:
Amortization of Right of Use Assets	51	179	102	475
Interest on lease liabilities	3	8	7	18
Operating Lease Cost	1,013	1,132	2,092	2,263
Short-Term Lease Cost	7	—	14	—
Total Lease Cost	1,074	1,319	2,215	2,756
Other Information
(Gains) and losses on sale and leaseback transactions, net
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	3	8	7	20
Operating cash flows from Capitalized Operating leases	1,105	1,213	2,264	2,392
Financing cash flows from finance leases	53	289	105	778
Net ROU remeasurement	(9)	(1,298)	(9)	(1,190)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Weighted average remaining lease term – finance leases (in Years)	1.59	1.97	1.59	1.97
Weighted average remaining lease term – Capitalized Operating leases (in Years)	1.94	2.77	1.94	2.77
Weighted average discount rate – finance leases	3.70	3.67	3.70	3.67
Weighted average discount rate – Capitalized Operating leases	4.13	4.09	4.13	4.09

Maturities of lease liabilities are as follows as of December 31, 2022:

Operating
($ in thousands)	Leases
2023	4,123
2024	3,312
2025	110
2026	100
Total Lease Payments	7,655
Less Imputed Interest	(271)
Total	$7,374

Note 15: Earnings per Share (EPS)

Basic EPS is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue shares, such as stock options, warrants, and unvested restricted stock units, were exercised and converted into common shares. Diluted EPS is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period, increased by the number of additional shares that would have been outstanding if the potential shares had been issued and were dilutive. The Company does not have any potentially dilutive securities outstanding for the three or six months ended December 31, 2022, or 2021.

Note 16: Business Acquisition

On July 1, 2022, Alliance purchased 100% of the stock of Think3Fold, a collectibles distribution company for no consideration. The merged entity expanded and diversified the Company’s portfolio of products and enabled scale and fixed cost leverage.

The results of operations of the acquired entity are included in the Consolidated Financial Statements from July 1, 2022, through December 31, 2022. The Company recognized $694 thousand of acquisition-related costs that were expensed in the current period. These costs are included in the consolidated statements of operations and comprehensive income within Transaction Costs.

Think3Fold revenue and earnings included in the Company’s consolidated statements of operations for the periods July 1, 2022, through December 31, 2022, are as follows:

	Three Months Ended	Six Months Ended
($ in thousands)	December 31, 2022	December 31, 2022
Revenue	$6,784	$10,605
Net Income	1,360	1,086

The Think3Fold acquisition was treated for accounting purposes as a purchase of Think3Fold using the acquisition method of accounting in accordance with ASC 805, Business Combination. Under the acquisition method of accounting, the aggregate consideration was allocated to the acquired assets and assumed liabilities, in each case, based on their respective fair value as of the closing date, with the excess of the consideration transferred over the fair value of the net assets acquired (or net liabilities assumed) being allocated to intangible assets and goodwill.

The initial accounting for this business acquisition is incomplete and the following assets and liabilities were recognized on a provisional basis, since the Company is currently assessing the purchase price allocation and the fair value measurements. During the quarter ended December 31, 2022, the Company recorded a measurement period adjustment to reduce the fair value of the inventory acquired by $5.2 million, which resulted in a corresponding increase in goodwill.

Provisional Allocation of purchase price consideration ($ in thousands)
Cash Acquired	$1
Trade Receivables	3,289
Inventory	5,232
Intangibles	9,031
Other Assets	19
Accounts Payable	(24,820)
Total identifiable net assets (liabilities)	(7,248)
Goodwill	7,248
Total Consideration	$—

Goodwill is attributable primarily to the assembled workforce acquired, as well as benefits from the increased scale of the Company as a result of the Think3fold acquisition. The goodwill from this acquisition is not deductible for income tax purposes.

Note 17: Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the Company’s unaudited condensed consolidated financial statements for the three months ended September 30, 2022, included in Amendment No. 4 to Form S-4 filed with the Securities Exchange Commission on November 30, 2022, the Company determined that it incorrectly classified the revolving credit facility, net, as a non-current liability instead of as a current liability. The Company determined that such financial statements were materially misstated and should be restated. The classification error had no impact on the Company’s unaudited condensed consolidated statements of operations, changes in stockholders’ equity and cash flows for the three months ended September 30, 2022.

The following table sets forth the effects of the restatement on the consolidated balance sheet at September 30, 2022:

	Previously Reported	Adjustment	As Restated
Total Assets	$516,943	$—	$516,943
Liabilities:
Revolving Credit Facility, net	$—	$183,524	$183,524
Total Current Liabilities	$219,476	$183,524	$403,000
Revolving Credit Facility, net	$183,524	$(183,524)	$—
Total Liabilities	$415,524	$—	$415,524
Total Stockholders’ Equity	$101,418	$—	$101,418

Note 18: Subsequent Events

On February 10, 2023, Alliance, Adara Acquisition Corp. (“Adara”) and a Merger Sub consummated the closing of the transactions contemplated by a Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, a business combination of Alliance and Adara was affected by the merger of Merger Sub with and into Alliance (the “Merger”), with Alliance surviving the Merger as a wholly-owned subsidiary of Adara Following the consummation of the Merger on the closing date of the Business Combination, Adara changed its name from Adara Acquisition Corp. to Alliance Entertainment Holding Corporation). of Adara Following the consummation of the Merger on the closing date of the Business Combination, Adara changed its name from Adara Acquisition Corp. to Alliance Entertainment Holding Corporation).